                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              JULY 25, 1995



                                  PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)


             DELAWARE                   0-9924             95-2492236
(State or other jurisdiction  (Commission File Number)     (IRS Employer
   of incorporation)                                       Identification No.)


2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA                       35223
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code       (205) 879-9230


                                       N/A
         (Former name or former address, if changed since last report.)
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Item 5.   OTHER EVENTS.


On July 25, 1995, Registrant issued a press release with respect to its earnings which is attached hereto as Exhibit A.













                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   PROTECTIVE LIFE CORPORATION


                                   BY /s/ JERRY W. DEFOOR

                                          Jerry W. DeFoor
                                          Vice President and Controller

Dated: July 25, 1995
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                                                                       Exhibit A



July 25, 1995



FOR IMMEDIATE RELEASE


                 PROTECTIVE LIFE CORPORATION ANNOUNCES EARNINGS



Protective Life Corporation (NYSE:PL) announced second quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was a record $.67 per share in the 1995 second quarter, a 12% increase over the $.60 per share last year. Consolidated net income for the second quarter of 1995 was $17.9 million or $.62 per share, compared to $16.4 million or $.60 per share reported for the 1994 second quarter. All prior period results have been restated to reflect a two-for-one stock split on June 1, 1995.

The Company's operating income was $1.30 per share in the first six months of 1995, a 13% increase over the $1.15 per share reported for the first six months of 1994. Consolidated net income in the first six months of 1995 was $36.9 million or $1.31 per share, compared to $33.0 million or $1.21 per share last year.

At June 30, 1995, the Company's assets were $6.8 billion. Stockholders' equity per share was $15.22 (excluding $.59 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending June 30, 1995 was 18.6%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)